Exhibit 10.2

AGREEMENT

I.                                        DEFINITIONS AND PURCHASE PRICE

1.               Owner.

As used in this Agreement, “Owner” refers to:

David L. Scully Trust #4
David L. Scully, Peter D. Scully
And James K. Hotchkiss, Trustees
c/o Scully Estates
P.O. Box 566
Lincoln, Il 62656

Fax No.: (847) 425-9515

2.               Purchaser

As used herein, “Purchaser” refers to:

Illini Bio-Energy
205 South Walnut St.
Rochester, IL 62563

Fax No.: (217) 498-9622

3.               The Property

As used herein, the term, “Property” means the real estate located in Logan County, Illinois and depicted on the plat map attached hereto, consisting of 220 acres, more or less in the aggregate, and having the following legal description:

That part of the Northwest Quarter of Section 21 lying Southwesterly of the CNIC Railroad right-of-way; that part of the Northeast Quarter of Section 20 lying Southwesterly of the CNIC Railroad right-of-way; and that part of the Southeast Quarter of Section 17 which lies East and South of the Interstate 55 right-of-way and Southwesterly of the CNIC Railroad right-of-way, all being situated in Township 21 North, Range 3 West of the Third Principal Meridian.

Logan County, Illinois.

4.               Purchase Price.

As used herein, the term “Purchase Price” means the sum of $12,000.00 per acre for 220 Acres, or $2,640,000. Said purchase price shall be subject to the escalation clause at Section 12 of this agreement. Final purchase price shall be based on acreage determined by a survey to be provided by the sellers.

II.                                   OPTION AREEMENT

1.               Grant of Initial Option. Upon payment by Purchaser of $12,500.00, (the “Initial Option Payment”) Owner grants to Purchaser the option to purchase the Property for the Purchase Price. The term of the option commences upon execution of this agreement by all parties, and shall continue through a date 15 calendar months from the date of execution of this agreement by Owner. (the “Option Period”). This is an exclusive option.

2.               Extension of Option Period. The Initial Option Period may be extended by Purchaser one time only for an additional 9 months from the date of its expiration, with payment of $7,500.00 on or before the initial expiration date. (“Extension Payment”)  The Initial Option Period may be extended by Purchaser only if zoning and permitting has not been obtained by Purchaser on or before the end of the Initial Option Period.

3.               Payments. The Initial Option Payment shall be made within 5 days of Owner’s execution of this Agreement. Any Extension Payment shall thereafter be made to Owner at the address given above.

4.               Notice. Purchaser shall notify Owner in writing of all extensions upon making an Extension Payment; however, failure to give notice will not void an extension if the extension payment is timely made.

5.               Exercise of Option; Creation of Contract. Purchaser may exercise its option at any time during the Option Period, by delivering written notice of such exercise to Owner personally, or by sending written notice of such exercise by regular mail to Owner at the address set forth above, postmarked on or before expiration date. Exercise of the option shall give rise to a Contract to Purchase Real Estate, section III, below.

6.               Application of Option Payments. The Initial Option Payment is entirely non-refundable except as stated in paragraph 8, or in the case of the failure of the Seller to obtain the farm tenant’s agreement in accordance with paragraph 11. All option payments shall, in the event the option is exercised, be applied toward the purchase price.

7.               Recordation. Purchaser may at its expense record a memorandum of this option agreement with the Recorder of Deeds of Logan County, Illinois.

8.               Inspection and Testing. During the Option Period, Purchaser, its agents and consulting and environmental engineers, shall have free and unrestricted access to the Property at reasonable times to make soil borings and otherwise investigate underground conditions, and to conduct nondestructive tests or surveys, provided that Purchaser shall be liable to Owner and Farm Tenant for all damages to the Property or growing crops thereon. Purchaser may, at its expense, have a Phase One Environmental Study performed with respect to the Property. If such study discloses the presence or possibility of toxic or hazardous materials requiring remediation under federal, state and local law, Owner may cause such remediation to be made at Owner’s expense. If Owner is unwilling or unable to cause the remediation of the Property, Purchaser may void this Contract, and all option payments shall be returned to Purchaser, except $5,000.00, which Owner may retain.

9.               Assignments. Purchaser may assign this option to a third party only with the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion. “Third Party” does not include an entity under common ownership and control with Purchaser, to which Purchaser may freely assign this option. If Purchaser assigns this option contract to a third party, Purchaser shall have no further obligations with respect to this option or to any contract resulting from the exercise of option by the assignee.

10.         Zoning and Permitting. Purchaser shall, during the Initial and any Extension Period, pursue zoning and acquisition of permits to enable the Property to be used for an ethanol production plant, with reasonable diligence. Seller shall cooperate in such zoning and permit acquisition activities, and shall execute such documents as are reasonably requested by Purchaser.

11.         Tenants in Possession. Pursuant to written leases, Seller has rented the Property to farm tenants for crop year 2005, and this option is subject to such tenants’ rights. Pursuant to the terms of such leases, Seller hereby authorizes Purchaser access to the Property to facilitate inspection and testing as set forth in Paragraph 8 hereof, provided that Purchaser shall pay for any crop damage or damage to the Property caused thereby. Seller may lease the property to a farm tenant or tenants for crop year 2006. However, any such lease shall terminate no later than December 1, 2006. If Purchaser has not closed on the purchase of the Property by December 1, 2006, then Seller may lease the Property for crop year 2007, and any such lease will terminate no later than December 1, 2007. Any farm lease entered into for the 2006 and 2007 crop year shall be subject to the condition that Purchaser shall continue to have access to the Property in accordance with said Paragraph 8, provided that Purchaser shall pay for any crop damage or damage to the Property caused thereby. If Purchaser takes title to the Property at any time growing crops remain on the Property, then Purchaser may elect to destroy such crops and pay the tenant or tenants the fair market value thereof.

Purchaser and Seller acknowledge that improvements have been erected on the Property, and that such improvements are owned by a tenant of Seller, and that Purchaser shall negotiate directly with such tenant to acquire the improvements. Seller shall have no obligation to reimburse Purchaser the amount of the Initial Option Payment or any Extension Payment in the event Purchaser is unable to acquire the aforesaid improvements from the tenant.

This Paragraph 11 shall survive the exercise of the option by Purchaser, and shall survive closing.

12.         Escalation Clause:  The Purchase Price of $12,000 per acre shall be increased at a rate of 4% (simple interest, prorated on a daily basis of 365 days per year) from May 1, 2005 until the date of closing.

13.         Drainage:  Prior to exercising this option, Purchaser shall work with Sellers’ manager, James Walden, to develop an acceptable drainage plan approved by Seller in writing. Such plan will insure adequate drainage of adjoining farm land after Purchaser’s acquisition of the Property and construction of the proposed ethanol production plant. Any and all expenses associated with the development and implementation of such drainage plan, the relocation and/or strengthening of drainage tiles, and any other charges attendant to the survey and relocation of tile lines shall be borne by Purchaser. Upon closing the purchase contemplated by this Agreement, Purchaser shall and does hereby grant Seller a permanent access easement to drainage tile lines that are located on Purchaser’s Property and benefit adjoining farm land. Upon request of Seller, Purchaser shall execute such documents as Seller shall deem necessary and appropriate to memorialize and record its easement interests on and across the purchased Property.

After acquisition of the Property, Purchaser shall have the perpetual obligation to maintain the aforesaid drainage tiles located on and across its Property. If Purchaser shall fail to do so, then Seller, its heirs, agents or assigns, may elect to enter upon the Property to repair or rebuild the drainage system to a standard acceptable to Seller, and Purchaser shall pay or reimburse Seller for all costs associated with any such repair or rebuilding of the drainage system.

This Option Agreement is executed by the Purchaser on this 29th day of June, 2005 and constitutes an offer to Owner, which will remain open until midnight, on July 15, 2005. If Owner delivers or faxes an executed agreement to Purchaser by that date and time, this option agreement shall be effective. If Owner does not deliver or fax an executed agreement to Purchaser by that date and time, the offer is withdrawn. If Owner faxes the agreement to Purchaser, Owner shall deliver or mail an agreement containing Owner’s original signatures to Purchaser within 20 working days.

Owner:		Purchaser:

David L. Scully Trust #4		Illini Bio-Energy, an Illinois cooperative

By:	/s/ David L. Scully, Trustee	By:	/s/ Ernest D. Moody, President
	David L. Scully, Trustee		Authorized Officer

By:	/s/ Peter D. Scully, Co-trustee
Peter D. Scully, Co-trustee

By:	/s/ James K. Hotchkiss, Co-trustee
James K. Hotchkiss, Co-trustee

III.                              CONTRACT TO PURCHASE REAL ESTATE

Purchaser’s exercise of the option constitutes an agreement for Purchaser to purchase, and for Owner to sell, the Property for the Purchase Price in accordance with the following terms and conditions.

1.               Owner shall, within 30 days after the exercise of option, furnish a commitment for an owners title insurance policy issued by an affiliate of Chicago Title Insurance Company, or other company acceptable to Purchaser, for the amount of the purchase price. Owner shall pay for the Owner’s search charges, and Purchaser shall pay the premium for such policy together with

Purchaser’s search charges. The commitment shall show merchantable title to the Property in Owner, subject only to the following:

a.               All real estate taxes, special assessments and special service area taxes now a lien, levied, or confirmed after the date hereof, except as hereinafter provided.

b.              Building, uses and occupancy restrictions, if any.

c.               Zoning laws and ordinances.

d.              Easements of record or in place affecting the premises, if any.

e.               Drainage ditches, feeders and laterals, if any.

f.                 Mortgage or other liens that may be eliminated at closing by application of the purchase price.

g.              Subject to rights of tenants in possession, as set forth in paragraph 11 of the Option Agreement.

2.               Purchaser shall, within 15 days after receiving such title evidence, provide Owner or his agent with any written objections to the merchantability of the title. Purchaser may in its sole discretion waive any or all objections, and in such case, Owner shall proceed to closing.

3.               This transaction shall be closed within 45 days after Purchaser’s exercise of the Option unless the closing must be extended in order to clear title in accordance with paragraph 2. Owner shall deliver possession on the date of closing. All prorations, including rents, general real estate taxes and special service area taxes, shall be made as of the date of closing, based upon latest available information. Special assessments are not subject to proration. Rather, at Purchaser’s option, all remaining installments of special assessments shall be paid by Owner at or prior to closing, or due credit shall be given to Purchaser at closing. Mortgages and other liens shall be cleared by application of the purchase price.

4.               At closing Owner shall convey and transfer the Property to Purchaser by recordable warranty deed, releasing homestead. The Purchase Price, subject to credits and prorations, shall be paid and all documents relative to the transaction shall be signed and delivered. Purchaser shall pay the real estate transfer tax in connection with the sale of the Property.

5.               Should Purchaser materially breach this contract, the Owner’s remedy shall be, at Owner’s option, (a) to retain the earnest money in full satisfaction of all claims and damages; or (b) have specific performance. In the event of Owner’s material breach of this contract, Purchaser may elect, at Purchaser’s sole option, to (a) void the contract and have a return of its earnest money; or (b) affirm the contract, and have any available rights and remedies at law or in equity, including but not limited to specific performance.

6.               At any time prior to closing, Purchaser and its agents and consulting and environmental engineers shall have free and unrestricted access to the Property at all times to make soil borings and to conduct tests and surveys of underground conditions, provided that if

Purchaser shall be liable to all damages to the Property or growing crops thereon. Purchaser may, at its expense, have a Phase One Environmental Study performed with respect to the Property. If such study, or if any such study made pursuant to paragraph 8 of the Option Agreement, discloses the presence or possibility of toxic or hazardous materials requiring remediation under federal, state and local law, Owner may cause such remediation to be made at Owner’s expense. If Owner is unwilling or unable to cause the remediation of the Property, Purchaser may void this Contract, and all earnest money previously paid shall be returned to Purchaser, except $5,000.00, which Owner may retain.

7.               Time is of the essence of this Contract. The warranties and agreements herein contained shall extend to and be obligatory upon the heirs, executors, administrators, successors and assigns of me parties hereto.

8.               All notices and demands to or by the parties shall be in writing. The mailing of any such notice or demand to the Owner or to the Purchaser at their respective addresses set forth above shall be considered sufficient service. If there is more than one Owner or Purchaser, the mailing of notice or demand to any one Owner or Purchaser shall be considered to be sufficient notice or demand on all Owners or Purchasers.

9.               This Agreement is the entire agreement of the parties with respect to its subject matter, and all prior representations and negotiations are expressly disclaimed. This Agreement may be amended only by a writing signed by all the parties.

10.         The parties represent that no commission is due to any broker as a result of this transaction. All parties waive any claim of conflict if any party is affiliated with any broker.

11.         All actions for breach of this contract shall be brought only in a court of competent jurisdiction in Logan County, Illinois, and the parties agree to such court’s jurisdiction over the person and that venue is proper therein. In the event of litigation, the substantially prevailing party shall be entitled to an award of its costs, expenses and reasonable attorneys fees.